Exhibit 99.3

Consent of prospective director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Donald E. Lange, hereby consent to be named as a prospective director of New Century REIT, Inc. in the Registration Statement on Form S-3 of New Century REIT, Inc., dated April 22, 2004, and any amendments thereto.

/s/ Donald E. Lange
Donald E. Lange

Dated: April 19, 2004